Exhibit 3.1(b)
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
ENNIS BUSINESS FORMS, INC.
     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:
ARTICLE ONE
     The name of the corporation is Ennis Business Forms, Inc.
ARTICLE TWO
     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation effective on June 17, 2004. The amendment to the Articles of Incorporation alters or changes Article One of the original Articles of Incorporation and the full test of the Article is amended to read as follows:
     The name of the corporation is:
Ennis, Inc.
ARTICLE THREE
     The number of shares of the corporation outstanding at the time of such adoption was 16,393,157, and the number of shares entitled to vote thereon was 16,393,157. The number of shares voted for such amendment was 14,876,196, and the number of shares voted against such amendment was 1,516,961.
ARTICLE FOUR
     The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 adopting said amendment, and any written notice required by Article 9.10 has been given.
Dated effective: June 17, 2004

ENNIS BUSINESS FORMS, INC.

By:	/s/ Harve Cathey

Harve Cathey, Vice President and Secretary